Exhibit 99.1

Recent Developments

Disposition and Recovery Transactions

During the year ended December 31, 2024, we strategically disposed of properties and received insurance proceeds aggregating approximately $2.0 billion, as further detailed below, and realized net real estate gains of approximately $570 million.

On April 9, 2024, we completed the sale of five properties to Prime Healthcare for $350 million, including a $100 million interest-bearing mortgage loan that was subsequently fully paid on August 29, 2024, and we realized a gain on sale of approximately $53 million.

On April 12, 2024, we sold our interests in five Utah hospitals for an aggregate agreed valuation of approximately $1.2 billion to a newly formed joint venture with an institutional asset manager. Our joint venture partner acquired an approximate 75% interest in the partnership for $886 million. We recognized a gain on real estate of approximately $380 million, partially offset by a $20 million write-off of unbilled straight-line rent receivables. We retained an approximately 25% interest in the partnership valued initially at approximately $108 million, which is being accounted for on the equity method on a quarterly lag basis and included in the “Investments in unconsolidated real estate joint ventures” line of our consolidated balance sheets. In conjunction with this transaction closing, the joint venture placed new non-recourse secured financing on the properties, providing $190 million of additional cash to us. In total, we received approximately $1.1 billion of cash proceeds from this transaction.

On July 23, 2024, we completed the sale of eight properties to Dignity Health for approximately $160 million, realizing a gain on sale of $85 million.

On August 14, 2024, we completed the sale of 11 properties to UCHealth for approximately $86 million, realizing a gain on sale of $40 million.

In October 2024, we completed the sale of Watsonville Community Hospital in Watsonville, California for proceeds of approximately $40 million, and two freestanding emergency department facilities in Texas for approximately $5 million. In addition, we received approximately $47 million in October 2024 from proceeds generated by the sale of three Space Coast properties as further described under “Termination of Steward Relationship; Re-Tenanting of Steward Portfolio”.

In November 2024, we recovered from our casualty insurers cash in excess of our recovery receivable related to the 2020 storm losses at our Norwood redevelopment.

During 2024, we also completed several small transactions that resulted in approximately $9 million in net proceeds.

As of the date hereof, we have two properties for sale under definitive agreements (excluding those discussed under “Prospect Medical Group”), for expected all cash consideration of approximately $45 million and expected gains on sale of approximately $13 million.

We collectively refer to all of the disposition and recovery transactions described above as the “Disposition and Recovery Transactions.”

Capital Addition Activity

In October 2024, we completed a building improvement project on an existing general acute care facility in Idaho Falls, Idaho for a total amount of approximately $50 million and commenced collection of rent.

We refer to the capital addition activity described above as the “Development Transaction.”

Financing Transactions

Australian Term Loan Facility. In May 2023, we completed the sale of seven of our 11 Australia facilities for A$730 million. We used the proceeds from this sale to prepay A$730 million (approximately $475 million) of our A$1.2 billion Australian term loan at that time. On April 18, 2024, we paid off and terminated the remainder of the A$470 million (approximately $306 million) Australian term loan facility.

Senior Unsecured Credit Facility. On April 12, 2024, we amended our senior unsecured credit facility and certain other agreements to (i) reduce revolving commitments thereunder from $1.8 billion to $1.4 billion, (ii) apply certain proceeds from the Utah disposition transaction described above and certain other asset sales and debt transactions to repay our Australian term loan facility and certain other outstanding obligations, including revolving loans under our unsecured credit facility, (iii) lower the maximum permitted secured leverage ratio from 40% to 25%, and (iv) waive the 10% cap on unencumbered asset value attributable to tenants subject to a bankruptcy event for purposes of determining compliance with the unsecured leverage ratio for the trailing four fiscal quarter period ended June 30, 2024, and for purposes of determining pro forma compliance with the unsecured leverage ratio for certain asset sale and debt transactions.

On August 6, 2024, we entered into further amendments to our senior unsecured credit facility and the GBP Unsecured Term Loan to (i) further reduce our maximum borrowing under the credit facility from $1.4 billion to $1.28 billion, (ii) increase borrowing spreads to 300 basis points during a limited modified covenant period (described below) and then to 225 basis points after such modified covenant period, and (iii) require a portion of proceeds of certain future asset sales and debt transactions (during the modified covenant period) be applied to repay certain outstanding obligations, including our revolving loans (by 15% of such proceeds but for which the revolving loans can be reborrowed) and the GBP Unsecured Term Loan (by 50% of such proceeds).

The August amendments also amended certain covenants including increasing the maximum total leverage ratio covenant from 60% to 65% and the maximum unsecured leverage ratio covenant from 65% to 70% and decreasing the minimum unsecured interest coverage ratio from 1.75:1.00 to 1.45:1.00. The amendments were effective as of June 30, 2024 and were to continue in effect through and including September 30, 2025 (the “Covenant Relief Period”), unless earlier terminated by us, at which point the credit agreement provided that covenants would automatically reset to their prior levels. In addition, the amendments permanently reduced the minimum consolidated adjusted net worth covenant from approximately $6.7 billion to $5 billion, in each case plus the sum of certain equity proceeds. The Amendments also limited the payment of dividends in cash during the modified covenant period to $0.08 per share in any fiscal quarter, but the amendments did not provide any additional restrictions on the payment of dividends outside of the modified covenant period.

See “—Concurrent Transactions” for a description of additional amendments we anticipate making to the senior unsecured credit facility concurrently with this offering.

UK Secured Loan Facility. On May 24, 2024, we closed on a secured loan facility with a consortium of institutional investors that provides for a term loan in the aggregate principal amount of approximately £631 million secured by a portfolio of 27 properties located in the United Kingdom currently leased to affiliates of Circle Health. The facility carries a fixed rate of 6.877% over its 10-year term, excluding fees and expenses, and is interest-only (payable quarterly in advance) through the maturity date. The facility is secured by first priority mortgages or similar security instruments on the relevant properties, including assignments of rents and security over accounts, and is non-recourse to us. We used the majority of the net proceeds of the facility to pay down portions of our revolving credit facility (the “Revolving Credit Facility”) and British pound sterling term loan due 2025 (“GBP Unsecured Term Loan”), and to pay off our British pound sterling secured term loan due 2024 (approximately £105 million).

GBP Unsecured Term Loan Facility. On January 15, 2025, we repaid the full outstanding balance of the GBP Unsecured Term Loan at its maturity, which was £493 million, with a combination of cash on hand and available capacity under our Revolving Credit Facility.

We collectively refer to all of the financing transactions described above as the “Prior Financing Transactions.”

Termination of Steward Relationship; Re-Tenanting of Steward Portfolio

At March 31, 2024, affiliates of Steward leased healthcare facilities from us under a master lease totaling approximately $2.4 billion, along with eight additional properties in Massachusetts pursuant to a separate master lease agreement with an unconsolidated joint venture in which MPT’s investment was approximately $406 million. In addition to the master leases, we held a working capital and other secured loans to Steward totaling approximately $346 million, in addition to a $362 million loan to affiliates of Steward. We also held a 9.9% equity investment in Steward.

Steward experienced significant operational and liquidity challenges and ultimately filed for Chapter 11 bankruptcy on May 6, 2024 with the United States Bankruptcy Court for the Southern District of Texas. On September 11, 2024, the bankruptcy court entered an interim order, subsequently made final, approving a global settlement between Steward, its lenders, the unsecured creditors committee, and MPT. The order provided for (i) termination of our master lease with Steward, (ii) the release of claims against 23 of our properties (including the release of claims by the secured lender over its liens on equipment, inventory and licenses), allowing us to begin the process of re-tenanting or selling these properties, and (iii) a full release of claims against us from all parties. In return, we consented to the sale of the operations and our real estate in three facilities in the Space Coast region of Florida (net book value of real estate approximately $180 million) with a substantial portion of the proceeds being transferred to Steward, along with a full release of our claims in Steward including claims to past due rent and interest, outstanding loans, and our equity investment.

With respect to the eight Massachusetts properties leased under a separate master lease agreement with our unconsolidated joint venture, the bankruptcy court approved the termination of this master lease with Steward during the third quarter of 2024. We and our joint venture partner entered into an agreement with the mortgage lender of the joint venture to transition the eight properties to them along with cash proceeds of approximately $40 million (representing our share), in return for full payment of the underlying mortgage debt and a release of claims against each party.

The global settlement and termination of the joint venture master lease together ended our relationship with Steward, with no remaining Steward exposure on our consolidated balance sheets at September 30, 2024.

Subsequent to the release of claims on the 23 properties as part of the global settlement, we reached definitive agreements with six operators (Healthcare Systems of America, Honor Health, Insight Health, Quorum Health, College Health, and Tenor Health) to lease 18 of these facilities during and after the quarter ending September 30, 2024. To date we have provided less than $100 million in short-term working capital loans to these operators. As of January 2025, we have started receiving partial cash rental payments from the re-tenanted portfolio (such transactions, including related agreements, the “Re-Tenanting”) and expect payments to ramp up to approximately 57% of contractual rent by the fourth quarter of 2025, 78% of contractual rent by second quarter 2026, and 100% of contractual rent by year end 2026. Excluding two developments, the remaining three former Steward properties (with a net book value of less than 1% of our total assets) are in various stages of being re-tenanted or sold. As of the date hereof, certain of the operators are receiving transitional services from Steward. If Steward is unable to continue providing these services, then these operators would be required to find alternative arrangements in connection with these services, which they may be unable to do on similar terms or within their anticipated timelines.

We received and recorded rent and interest revenue from Steward of $10 million and $40 million for the three and nine months ended September 30, 2024, respectively. In addition, we benefited from rent paid by Steward to the Massachusetts joint venture of $76 million ($38 million representing our share) for the nine months ended September 30, 2024.

Subsequent to September 30, 2024, the sale of the Space Coast properties was completed for approximately $440 million of which we received approximately $47 million, along with the release of claims discussed above.

Due to the events discussed above, we recorded impairment charges with respect to our investments (the majority of which was non-real estate related) in Steward of approximately $600 million and $1.6 billion for the three and nine months ended September 30, 2024.

With the lease termination discussed above, we accelerated the amortization of the related in-place lease intangibles resulting in $115 million and $149 million of amortization expense in the three and nine months ended September 30, 2024 as reflected in the real estate depreciation and amortization line of our consolidated statements of net income.

Prospect Medical Group

We lease real estate assets to Prospect in California and Connecticut and have a mortgage loan secured by four properties operated by Prospect in Pennsylvania. Our total real estate investment in Prospect properties was approximately $1.0 billion at September 30, 2024. In addition, in connection with a recapitalization transaction of Prospect in May 2023, we acquired a non-controlling investment in PHP Holdings that was valued at approximately $200 million as of September 30, 2024 and have a $75 million asset-backed loan outstanding.

In recent periods, Prospect’s operating losses in multiple East Coast markets, including Pennsylvania and Rhode Island (a state in which we have no investment), have adversely impacted Prospect’s overall liquidity. Starting January 1, 2023, we began accounting for our leases and loans to Prospect on a cash basis versus our normal accrual method. In the first nine months of 2024, we recognized approximately $25 million of revenue representing cash received for rents on our California properties. In addition, we received and recorded approximately $3.8 million of interest on the $75 million asset-backed loan. However, Prospect has not made any scheduled rent or interest payments since the second quarter of 2024.

On October 5, 2022, we entered into definitive agreements to sell three Prospect facilities located in Connecticut to Yale New Haven in a transaction for which we are contractually entitled to receive $355 million at closing. In addition, on November 8, 2024, Astrana Health entered into a binding agreement to purchase the majority of PHP Holdings, pursuant to which we are contractually entitled to receive up to $200 million in proceeds.

Due to its ongoing operational and liquidity challenges, Prospect filed for Chapter 11 bankruptcy on January 11, 2025 with the United States Bankruptcy Court for the Northern District of Texas. Prospect’s bankruptcy filing constitutes a default under the terms of our master leases and loan agreements with Prospect, and imposes a stay on our ability to exercise contractual rights with respect to these defaults. The bankruptcy filing bars us from collecting pre-bankruptcy debts from Prospect unless we receive an order permitting us to do so from the bankruptcy court. While we expect to engage in negotiations with Prospect and other stakeholders and to pursue all legal remedies to maximize our recovery with respect to our Prospect investments, the outcome of any such negotiations and remedies is uncertain at this time and will be subject in all cases to the approval of the bankruptcy court. In addition, there is a risk that parties may seek to bring claims against us in Prospect’s bankruptcy proceeding.

Prospect could seek to challenge our master leases with them and seek to recharacterize our real estate interests in Prospect’s hospitals as loans or joint venture interests. The bankruptcy court has the power to approve and direct the sale of Prospect’s real estate free and clear of any associated mortgages and loans, whether or not there are sufficient net proceeds to repay them, in whole or in part. As a result, we may recover none or substantially less than the full value of our claims. In addition, the bankruptcy process related proceedings may negatively impact the sale of the three Connecticut facilities to Yale New Haven as planned, and our ability to receive the full amount of proceeds we are contractually entitled to receive from the sale of PHP Holdings and the repayment of our asset-backed loan.

Prospect is early in its bankruptcy proceedings and the ultimate outcome of such proceedings is uncertain. At this time, we are unable to predict the timing of any of the foregoing matters or the timing for a resolution of the Prospect bankruptcy proceeding. We cannot assure you that we will be able to recover or preserve the value of our investments in Prospect in whole or in part.

We routinely evaluate for indications of impairments to our real estate and other investments, including those related to Prospect. Such evaluations are ongoing as of December 31, 2024, and in light of the circumstances described above we anticipate further impairments of real estate and/or non-real-estate assets (including negative fair value adjustments to our investment in PHP Holdings) will be taken with our fourth-quarter 2024 reporting.

Other Tenant Updates

In the third quarter of 2023, we moved to cash basis accounting for a tenant that comprised approximately 1% of our total assets due to declines in operating results. In the 2024 Third-Quarter 10-Q, we disclosed that we terminated the lease with this tenant and that the former tenant was working on raising external capital, independent of us. The former tenant has made progress towards raising this external capital and currently expects its new financing to be completed by February 28, 2025. On December 31, 2024, we entered into a new forbearance and restructuring agreement with the former tenant, the substantive terms of which included the: repayment of $24 million of unpaid rent, of which the former tenant paid us $10 million at the signing of this agreement with the remainder to be paid at completion of their capital raise; acquisition by this former tenant of certain of MPT’s facilities (with a net book value of approximately $39 million) for approximately $45 million once their financing is completed, one of which closed in early January 2025 for approximately $3 million; repayment of a mortgage loan; and entering into a new 20 year triple-net lease agreement of three properties with a net book value of approximately $156 million for market rent with inflation based escalators and a $15 million lease origination fee to be paid over three years. There can be no assurances that the former tenant’s capital raise and the restructuring agreement will be completed on the terms contemplated or at all.

We refer to the tenant update described above as the “Restructuring Transaction.” We collectively refer to Disposition and Recovery Transactions, the Development Transaction, the Prior Financing Transactions, the Restructuring Transaction and the Re-Tenanting as the “Transactions.”

Concurrent Transactions and Redemption of Certain Existing Notes

Concurrent Transactions

Concurrent with the issuance of the Notes, the Operating Partnership, Medical Properties and the guarantors intend to enter into (1) an amendment (the “Senior Credit Agreement Amendment”) to the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of June 29, 2022 (the “Senior Credit Agreement” and the Revolving Credit Facility and term loan thereunder, collectively the “Senior Credit Facilities”), by and among Medical Properties, the Operating Partnership, JPMorgan Chase Bank, N.A. (the “Administrative Agent”) and the lenders from time to time party thereto (the “Senior Lenders” and, together with the Administrative Agent, the “Senior Credit Facilities Secured Parties”) and (2) certain security agreements and guarantees providing to the Senior Credit Facilities Secured Parties guarantees by all of the Subsidiary Guarantors (as defined in the “Description of Notes”) and grants of security interest in the collateral (the “Pari Passu Security Documents”). After giving effect to the Pari Passu Security Documents and the Intercreditor Agreement (as defined in the “Description of Notes”), the Senior Credit Facilities will have a lien in the collateral, ranking pari passu with the security interest securing the Notes. The transactions described in this paragraph are referred to collectively as the “Concurrent Transactions.”

We expect that the Senior Credit Agreement Amendment will, among other things, (i) remove the Covenant Relief Period and any restrictions related thereto from the existing Senior Credit Agreement, which restrictions included additional mandatory prepayments and a restriction on dividends to $0.08 per share per fiscal quarter, (ii) permanently remove financial covenants regarding minimum consolidated tangible net worth, maximum unsecured indebtedness to unencumbered asset value and minimum unsecured net operating income to unsecured interest expense, (iii) amend certain definitions used in the financial covenant regarding maximum total indebtedness to total asset value to conform to corresponding definitions in the Issuer’s existing unsecured indentures and the Notes offered hereby, and set the covenant level at 60%, (iv) deem notice given with respect to both of the Issuers’ maturity extension options (without changing the other conditions thereof) such that the maturity of the Revolving Credit Facility was extended to June 30, 2027, (v) reset the interest rate to SOFR plus 2.25%, (vi) provide for the loans thereunder to be secured and guaranteed ratably with the Notes, (vii) set the maximum secured leverage ratio at 40%, (viii) add mandatory prepayments of senior debt or addition of additional collateral in connection with any failure to (x) maintain a 65% maximum ratio of secured first lien debt to the undepreciated real estate value of the secured pool properties or (y) maintain a minimum senior secured debt service coverage ratio of 1.15:1.00 (increasing to 1.30:1.00).

There can be no assurance that the Senior Credit Agreement Amendment will be entered into on the anticipated terms or at all. The completion of this offering and the issuance of the Notes, and the closing of the Senior Credit Agreement Amendment, are each conditioned on the other.

Redemption of Certain Existing Notes

Concurrently with the launch of this offering, we issued notices with respect to our right to optionally redeem, pursuant to the terms of the respective indentures governing such notes, the 3.325% 2025 Notes, 2.500% 2026 Notes and 5.250% 2026 Notes respectively. Although the precise amount of cash that will be required to redeem the 3.325% 2025 Notes, 2.500% 2026 Notes and 5.250% 2026 Notes will depend on several factors, up to approximately €500 million (or $556.8 million) will be required to finance the redemption of the full amount of the 3.325% 2025 Notes at the par amount, £500 million (or $668.8 million) will be required to finance the redemption of the full amount of the 2.500% 2026 Notes at the par amount and $500 million will be required to finance the redemption of the full amount of the 5.250% 2026 Notes at the par amount. We intend to pay for these redemptions, along with related accrued interest, fees and expenses, with a portion of the net proceeds from this offering. The redemptions of the 3.325% 2025 Notes and the 2.500% 2026 Notes are conditioned upon us issuing at least $1.5 billion of Notes in this offering, and the redemption of the 5.250% 2026 Notes is conditioned upon us issuing at least $2.0 billion of Notes in this offering.